Exhibit 10.25

Edwards Lifesciences Corporation

Amended and Restated Officer Perquisite Program Guidelines

(as of February 20, 2013)

Edwards Lifesciences provides its corporate officers with a comprehensive perquisite program.  The perquisite program is reviewed periodically by the Compensation and Governance Committee of the Board of Directors to ensure that program components and flexible allowance levels remain competitive.  The various program components are described below.

Participation in the  perquisite program is effective from date the individual becomes a corporate vice president (or higher position) to the date an individual ceases to be a corporate vice president (or higher position).  Throughout this document, the term “officer” shall mean such individual.

Note that information and guidance contained in these Guidelines are subject to all applicable laws and regulations.

Tax Consequences

Amounts paid through the perquisite program constitute taxable income to the officers and will be reported on the individual officer’s W-2 (or any other such similar form).  Officers will not be grossed-up for any taxes due upon the receipt of a taxable benefit.

Flexible Allowance

An important feature of the perquisite program is a flexible allowance that is established to recognize our diverse officer group.  Each officer (except for the Chief Executive Officer) is entitled to a $20,000 annual flexible allowance, and the Chief Executive Officer is entitled to a $40,000 annual flexible allowance.  These flexible allowance amounts do not include (1) for each officer, a separate car allowance (as described below) and the cost of an annual physical examination, and (2) for the Chief Executive Office, the cost of two club memberships.  The annual flexible allowance is stated in the officer’s Total Compensation Statement.

Any costs incurred by an officer for any item covered by the perquisite program, including the flexible allowance and the car allowance, cannot be claimed for reimbursement by the Company.

Officers will receive the flexible allowance and the car allowance as pro-rated monthly stipends, which will be included in the officer’s regular paycheck.

I.  CAR ALLOWANCE

Officers will receive a stipend that is separate from the flexible allowance to cover car-related expenses.  Each officer (except for the Chief Executive Officer and any officer residing outside of the U.S.) is entitled to a $10,800 annual car allowance.  The Chief Executive Officer is entitled to annual car allowance of  $13,200, and an officer residing outside the U.S. would be entitled to an amount in local currency that would provide such officer with similar car benefits as those received by an officer in the U.S.  These car allowance amounts cover expenses related to the lease or purchase, insurance, maintenance of a vehicle, and mileage for business use.

II.  AIRLINE CLUBS/ FIRST CLASS AIR

First Class Air Travel.  Officers are eligible to use first class air travel for business reasons.

Airline First Class Upgrades.  Airlines often permit individuals to purchase upgrade tickets for a nominal fee that allow a passenger to fly first class if seats are available on the flight.  The flexible allowance will cover business-related airline upgrades.

Airline Clubs.  Officers can maintain membership in airline clubs that provide airport meeting facilities that are useful for conducting job-related business. The flexible allowance will cover airline club dues.

Consistent with company policy, corporate airline partners should be used for all business-related travel.

III.  CELLULAR PHONE

The flexible allowance covers expenses resulting from the purchase, installation and business use of a cellular telephone.

Reimbursement for business-related calls should be requested through expense reports submitted to Accounts Payable.  Any incidental personal use of the cellular phone should be excluded from the expense report and highlighted in the original phone company statement.

IV.  CLUB MEMBERSHIPS

In order to maintain customer relations and properly reflect the Company’s image, the Company’s policy is to maintain memberships in various and diverse business, dining, country, and social clubs.  Since most such clubs do not provide for corporate memberships, the Company’s policy is to enable officers to represent the Company’s interests by becoming members in such organizations.

Business and Dining Clubs.  The flexible allowance will cover the cost of maintaining membership in organizations that provide substantial visibility within the business community and are useful for conducting job-related business.

Country, Golf and Social Clubs.  The flexible allowance will cover the cost of maintaining membership in organizations that provide substantial visibility within the business community and are useful for conducting job-related business.  Because the primary goal of membership in these clubs is to conduct business with customers who are visiting an Edwards facility, these clubs should be local to the office of the individual officer.

V.  ATHLETIC/HEALTH CLUB MEMBERSHIP

Officer wellness is important for the Company to achieve success.  To help maintain the officer’s personal health, the flexible allowance will cover the cost of maintaining membership in an athletic or health club.

VI.  FINANCIAL PLANNING/ESTATE PLANNING/TAX COUNSELING/TAX PREPARATION

The flexible allowance covers expenses resulting from financial planning, estate planning, tax return preparation, and related matters.

VII.  HOME OFFICE EQUIPMENT

Expenses related to set up and maintenance of a home business office are covered under the flexible allowance.  These expenses include purchase of home office furniture, purchase of a personal computer, additional phone lines which may be necessary to operate office equipment, home fax line, and DSL/Cable connections for home office computers.

VIII.  SPOUSAL TRAVEL

If an officer takes a spouse to a business function where spousal attendance is optional, the flexible allowance will cover the cost of spousal travel.  If a spouse travels on the corporate jet for an optional function, the officer will reimburse the Company for the cost of a first-class commercial airline ticket for the same route, as priced by the Company’s travel office.

The Company recognizes that there are occasions when a spouse’s attendance is required at a function or event.  The Company will reimburse the cost of spousal attendance at approved events or functions.  Please submit an expense report to Accounts Payable for reimbursement.

*  *  *